Exhibit 99.3

Report of Management on Compliance

We, as members of management of Capital One Bank (the “Bank”), a wholly-owned subsidiary of Capital One Financial Corporation, are responsible for complying with the requirements of Sections 3.02, 3.04(a), 3.04(b), 3.04(c), 3.04(d), 3.04(e), 3.04(f), 3.09(a), 3.09(b), 4.02, 4.03(a), 4.03(b), 4.03(c), 4.03(d), 4.04, 4.05 and 8.08 of the Pooling and Servicing Agreement dated as of September 30, 1993, amended and restated as of August 1, 2002, which was filed with the Securities and Exchange Commission on Form S-3/A on September 12, 2002 (the “Agreement”) as modified by the applicable sections in Article IV of the Series Supplements to the Agreements listed below (the “Supplements”), filed with the Securities and Exchange Commission on the dates indicated below.:

Series	Date Filed with the SEC on Form 8-K	Series	Date Filed with the SEC on Form 8-K
1996-3	August 26, 1997	2001-3	May 22, 2001
1998-1	July 9, 1998	2001-4	July 3, 2001
1998-4	November 24, 1998	2001-5	August 24, 2001
1999-1	May 28, 1999	2001-6	September 17, 2001
1999-3	July 29, 1999	2001-7	October 25, 2001
2000-1	March 7, 2000	2001-8	November 5, 2001
2000-2	July 31, 2000	2002-1	January 28, 2002
2000-3	September 1, 2000	2002-2	April 18, 2002
2000-4	November 3, 2000	2002-3	May 15, 2002
2000-5	December 12, 2000	2002-4	June 13, 2002
2001-1	March 13, 2001	2002-CC	September 12, 2002
2001-2	May 9, 2001

We also are responsible for establishing and maintaining effective internal control over compliance with the requirements referred to above.

We have performed an evaluation of the Bank’s compliance with the requirements of Sections 3.02, 3.04(a), 3.04(b), 3.04(c), 3.04(d), 3.04(e), 3.04(f), 3.09(a), 3.09(b), 4.02, 4.03(a), 4.03(b), 4.03(c), 4.03(d), 4.04, 4.05 and 8.08 of the Agreement as modified by the applicable sections in Article IV of the Supplements relating to Series 1996-3, 1998-1, 1998-4, 1999-1, 1999-3, 2000-1, 2000-2, 2000-3, 2000-4, 2000-5, 2001-1, 2001-2,    2001-3, 2001-4, 2001-5, 2001-6, 2001-7, 2001-8, 2002-1, 2002-2, 2002-3, ,2002-4, and 2002-CC as of December 31, 2003 and for the year then ended. Based on this evaluation, we assert that for the year ended December 31, 2003, the Bank complied in all material respects with the requirements of these sections of the Agreement as modified, where applicable, by the Supplements referred to above.

/s/ Catherine West	/s/ Susan McFarland
Catherine West	Susan McFarland
President	Chief Financial Officer
Capital One Bank	Capital One Bank

March 23, 2004